Exhibit 14.1

                   CODE OF ETHICS FOR OFFICERS

                                OF

                    RAIKE FINANCIAL GROUP, INC.

                         October 15, 2004

PURPOSE:

Raike Financial Group, Inc. (the "Company") has established the following Code of Ethics (this "Code") in compliance with the Sarbanes-Oxley Act of 2002 to ensure the continuing integrity of the Company's financial reporting and to protect the interests of its shareholders, creditors and those with which the Company conducts business. This Code sets forth specific policies to guide the Company's principal executive officer and senior financial officers in the performance of their duties.

APPLICABILITY:

This Code shall apply to each of the following officers of the Company (collectively, the "Covered Persons"):

      Principal Executive Officer
      Principal Financial Officer
      Principal Accounting Officer or Controller
      Persons(s) performing similar functions

STANDARDS OF CONDUCT:

To the best of their knowledge and ability, each Covered Person shall:

  1. Act with honesty and integrity, in good faith, with due care, with diligence and in an ethical manner;

  2.  Exercise independent judgment;

  3. Avoid actual or apparent conflicts of interest in both personal and professional relationships, always distinguishing between personal, private interests and those interests of the Company, not involving the Company in any transaction where a conflict is or may be present without prior approval of the Company's Board of Directors (the "Board");

  4. Provide full, fair, accurate, objective, timely and understandable disclosures in internal reports and documents, as well as reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

  5. Comply with applicable laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies governing the conduct or operations of the Company;

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  6.  Take measures to achieve responsible use of and control over the Company's assets, resources and information employed by, or entrusted to, him or her;

  7. Respect the confidentiality of information acquired in the course of employment with the Company, except when authorized or otherwise legally obligated to disclose such information, and do not use confidential information acquired in the course of the Company's business for personal advantage; and

  8. Proactively promote ethical and honest behavior within the Company.

FINANCIAL RECORDS AND PERIODIC REPORTS:

Covered Persons shall establish and manage the Company's transactional and reporting systems and procedures to provide reasonable assurance that:

  1. Business transactions are properly authorized and completely, timely and accurately recorded on the Company's books and records in accordance with generally accepted accounting principles in the United States, rules promulgated by the SEC, regulatory requirements and established policies of the Company; and

  2. The retention or proper disposal of the Company's records is in accordance with established Company financial policies and applicable legal and regulatory requirements.

REPORTING:

Each Covered Person shall promptly, upon becoming aware thereof, bring to the attention of the CEO (subject to the Company's confidential and anonymous complaint process which may require such information to go only to the Company's Audit Committee) and all members of the Audit Committee:

  1.   Any act or any violation of this Code by any Covered
       Person or any act by any other person or entity
       (whether or not subject to this Code) that would be a violation of this Code if such person or entity were a Covered Person;

  2. Any recognized potential conflict of interest of the Covered Person or any other employee or agent of the Company;

  3. Any information that indicates that any disclosures made or to be made by the Company in its public filings were materially false or misleading, omitted to state a material fact or omitted to state a material fact necessary in order to make a statement in such filing not false or misleading;

  4.   Any information concerning a material violation by


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       the Company or any employee or agent of the Company
       or by any other person or entity of laws, rules or regulations, including, without limitation, securities laws, rules and regulations, applicable to the Company or its business or operations;

  5. Any information concerning significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize or report financial data; and

  6. Any information concerning any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

ENFORCEMENT:

The Board shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for not adhering to this Code.

A failure to report apparent violations, covering up violations or apparent violations, retaliating against or disciplining a person for reporting a violation or apparent violation, or obstructing an investigation of an alleged or apparent violation shall also be a violation of this Code.

WAIVERS:

The Board shall have the sole and absolute discretionary authority to approve any amendment to, or waiver (including implicit waiver) from, any provision of this Code. Any change of this Code, and any waiver (including implicit waiver) and the grounds for such waiver for a Covered Person, shall be timely disclosed through a filing with the SEC on Form 8-K or other method permitted by the rules of the SEC.

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If there are any questions involving the application of this Code, guidance should be sought from the Company's legal counsel.


BOARD OF DIRECTORS
RAIKE FINANCIAL GROUP, INC.

By _________________________
      Chairman


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